UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       February 14, 2011

Citigroup Inc.

 (Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

399 Park Avenue, New York, New York 10043

 (Address of principal executive offices) (Zip Code)

(212) 559-1000

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Citigroup Inc.
 Current Report on Form 8-K

Item 5.02 (e).   Compensatory Arrangements of Certain Officers.

On February 14, 2011, the Personnel and Compensation Committee (the “Committee”) of the Board of Directors of Citigroup Inc. (“Citi”) approved grants of awards under the 2011 Key Employee Profit Sharing Plan (the “KEPSP”) to John Gerspach, Citi’s Chief Financial Officer; John Havens, President and Chief Operating Officer of Citi and CEO, Institutional Clients Group; Manuel Medina-Mora, CEO, Consumer Banking for the Americas, Chairman of the Global Consumer Council and Chairman and CEO of Latin America and Mexico; and Alberto Verme, CEO of EMEA, and other executives.

The Committee made the awards in furtherance of the goal of preserving and incenting Citigroup’s key executive team. As discussed below, the value, if any, that the executives realize with the respect to the awards will depend on Citi’s performance over a forward-looking multi-year period. As such, the awards are intended to sharpen the executives’ focus on the long-term performance of Citi in a manner that appropriately balances incentives and risk, thereby aligning the executives’ interests with those of Citi’s stockholders and other stakeholders.

The KEPSP awards provide the executives with the opportunity to receive payments based on specified percentages of the cumulative pre-tax income of Citicorp for 2011 and 2012. “Cumulative pre-tax income” is defined as the income (loss) from continuing operations before taxes of Citigroup Inc. minus the income (loss) from continuing operations before taxes of Citi Holdings. The executives will not be entitled to any payments unless cumulative pre-tax income for this period is at least $12 billion. The following table sets forth the percentage of cumulative pre-tax income for each executive and the amount that each would receive if threshold performance is attained (there is no target performance goal under the terms of the KEPSP):

Executive	Percentage of Cumulative Pre-Tax Income	Amount Paid if Threshold Performance Is Attained
Mr. Gerspach	0.0144172%	$1,730,064
Mr. Havens	0.0432516%	$5,190,192
Mr. Medina-Mora	0.0221803%	$2,661,636
Mr. Verme	0.0189162%	$2,269,944

Under the general terms of the KEPSP, the initial two-thirds of each amount will be payable on January 20, 2013 and the remaining one-third of each amount (the “holdback payment”) will be payable on January 20, 2014. The holdback payment will be reduced by the amount of any pre-tax losses for 2013 and will also be credited for 2013 with notional interest equal to the 90-day, U.S. dollar-based London Interbank Offered Rate (90-day LIBOR). Both the initial payment and holdback payment generally will be paid in cash.

Each payment is subject to specified conditions, including but not limited to the following:

•	In general, the executive must remain employed through the applicable payment date (see below for accelerated vesting and payment provisions in limited circumstances).

•
The Committee, in consultation with Citi’s Chief Risk Officer, must determine that there has not been a material adverse change in the risk profile of Citi or Citibank, N.A. during the applicable performance period.

•	The executive will not be entitled to any unpaid amount if the Committee determines that he:

o	received a payment under the plan based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

o	knowingly engaged in providing inaccurate information relating to financial statements or performance metrics; or

o	materially violated any risk limits established by senior management, a business head and/or risk management, or any balance sheet or working capital guidance provided by a business head.

These amounts are subject to accelerated vesting and payment on the executive’s death, disability or “qualifying termination” or the occurrence of a “qualifying transaction” with respect to the executive’s Citi employer (as such terms are defined below), and accelerated vesting on the executive’s retirement. To receive payments following retirement, the executive must comply with specified restrictions against competition and solicitation. None of the executives currently is eligible for retirement under KEPSP terms.

A “qualifying termination” means the termination of the executive’s employment in connection with a sale or other disposition of assets of the business unit to which the executive provides substantial services or the outsourcing of the executive’s job. The executive’s Citi employer undergoes a “qualifying transaction” if, in connection with the sale or other disposition of the stock or other equity interest in the employer, Citi ceases to control or own a significant equity interest in the employer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 18, 2011	CITIGROUP INC.

By: /s/ Michael S. Helfer Name: Michael S. Helfer Title: General Counsel and Corporate Secretary